UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2019

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35558	27-2004382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11055 Flintkote Avenue

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement

On April 4, 2019, Trovagene, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (the “Purchaser”), pursuant to which the Company offered to the Purchaser, in a registered direct offering, an aggregate of (i) 225,813 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”) and (ii) 156,353 Series A warrants to purchase shares of our common stock (the “Series A Warrants”).

The Series A Warrants will be exercisable immediately from the date of issuance, and have an exercise price of $0.01 per share. The Series A Warrants will expire 5 years following the date of issuance. The Series A Warrants will be exercisable on a “cashless” basis in certain circumstances.

The Shares and Series A Warrants will be sold at a negotiated purchase price of $3.925 per Share or Series A Warrant for aggregate gross proceeds to the Company of approximately $1.5 million, before deducting estimated offering expenses payable by the Company. The Shares, Series A Warrants and the shares of Common Stock issuable upon exercise of the Series A Warrants are being offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission on May 27, 2016, and was declared effective on June 13, 2016 (File No. 333-211705) (the “Registration Statement”).

Per the terms of the Purchase Agreement, the Company has agreed to certain restrictions on future stock offerings, including that during the 60-day period following the closing, the Company will not issue (or enter into any agreement to issue) any shares of Common Stock or Common Stock equivalents, subject to certain exceptions.

In a concurrent private placement, the Company is also selling to the Purchaser Series B warrants (the “Series B Warrants”) to purchase one share of the Company’s Common Stock for each Share and for each Series A Warrant purchased for cash in the registered direct offering. The Series B Warrants will be exercisable six month following the date of issuance at an exercise price of $3.80 per share and will expire 5.5 years following the date of issuance.

The exercise price of the Series B Warrants and the shares of the Company’s Common Stock issuable upon the exercise of the Series B Warrants (the “Series B Warrant Shares”) will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Series B Warrants. The Series B Warrants will be exercisable on a “cashless” basis in certain circumstances.

The Series B Warrants and the Series B Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

The foregoing summaries of the offerings, the securities to be issued in connection therewith, the Purchase Agreement, the Series A Warrants and Series B Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. Copies of the form of Purchase Agreement, the Form of Series A Warrant and the Form of Series B Warrant are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.  A copy of the press release announcing the offerings is furnished as Exhibit 99.1 to this Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

Please see the disclosure regarding the Series B Warrants and the Series B Warrant Shares set forth under Item 1.01, which is incorporated by reference into this Item 3.02.

Item 8.01  Other Events

On April 5, 2019, the Company issued a press release announcing updated data following its presentation at the American Association for Cancer Research. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K.

Item 9.01                                           Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.

10.1	Securities Purchase Agreement, dated April 4, 2019, by and between Trovagene, Inc. and the Purchaser.

10.2	Form of Series A Warrant

10.3	Form of Series B Warrant

23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1 hereto).

99.1	Press Release dated April 5, 2019

99.2	Press Release dated April 5, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2019

TROVAGENE, INC.

By:	/s/ Thomas Adams
Thomas Adams
Chief Executive Officer